UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 7, 2023

AQUA METALS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-37515	47-1169572
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
5370 Kietzke Lane, Suite 201 Reno, Nevada 89511
(Address of principal executive offices)

(775) 446-4418
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class Common stock: Par value $.001	Trading Symbol(s) AQMS	Name of each exchange on which registered Nasdaq Capital Market

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of August 7, 2023, we amended and restated the employment agreements of our senior executive officers, including Steve Cotton, our President and Chief Executive Officer, Judd Merrill, our Chief Financial Officer, Benjamin Taecker, our Chief Engineering and Operating Officer, and David McMurtry, our Chief Business Officer. The amended and restated employment agreements reflect changes to the compensation of our senior executive officers approved by the Compensation Committee of our Board of Directors in March 2023 and disclosed in our definitive proxy statement filed with the SEC on April 5, 2024.

Pursuant to the amended and restated employment agreement with Mr. Cotton, we have agreed to pay Mr. Cotton an annual base salary of $491,400, along with reasonable and customary health insurance and other benefits, at our expense. Under the amended and restated agreement, Mr. Cotton will also be eligible to receive short-term and long-term incentive bonuses of up to 100% and 200% of his base salary, respectively, based on performance criteria approved by the Compensation Committee. In addition, under the amended and restated agreement, we will provide Mr. Cotton with severance of two times his annual salary, a prorated bonus for the year of his termination and two years of health benefits in the event we terminate Mr. Cotton without cause or he resigns for good reason; provided, if he is terminated without cause or resigns for good reason within one year following a change of control of our Company, his severance will include two times his annual salary, two times his annual bonus, two years of health benefits and the immediate vesting of all unvested equity awards.

Pursuant to the amended and restated employment agreement with Mr. Merrill, we have agreed to pay Mr. Merrill a base salary of $360,500, along with reasonable and customary health insurance and other benefits, at our expense. Under the amended and restated agreement, Mr. Merrill will be eligible to receive short-term and long-term incentive bonuses of up to 75% and 125% of his base salary, respectively, based on performance criteria approved by the Compensation Committee. In addition, under the amended and restated agreement, we will provide Mr. Merrill with severance of 18 months of his annual salary, a prorated bonus for the year of his termination and 18 months of health benefits in the event we terminate Mr. Merrill without cause or he resigns for good reason; provided, if he is terminated without cause or resigns for good reason within one year following a change of control of our Company, his severance will include 18 months times of his annual salary, 150% of his annual bonus, 18 months of health benefits and the immediate vesting of unvested equity awards.

Pursuant to the amended and restated employment agreement with Mr. Taecker, we have agreed to pay Mr. Taecker a base salary of $273,000, along with reasonable and customary health insurance and other benefits, at our expense. Under the amended and restated agreement, Mr. Tacker will be eligible to receive short-term and long-term incentive bonuses of up to 50% and 100% of his base salary, respectively, based on performance criteria approved by the Compensation Committee. In addition, under the amended and restated agreement, we will provide Mr. Taecker with severance of 12 months of his annual salary, a prorated bonus for the year of his termination and 12 months of health benefits in the event we terminate Mr. Taecker without cause or he resigns for good reason; provided, if he is terminated without cause or resigns for good reason within one year following a change of control of our Company, his severance will include 18 months times of his annual salary, 150% of his annual bonus, 18 months of health benefits and the immediate vesting of unvested equity awards.

Pursuant to the amended and restated employment agreement with Mr. McMurtry, we have agreed to pay Mr. McMurtry a base salary of $338,176, along with reasonable and customary health insurance and other benefits, at our expense. Under the amended and restated agreement, Mr. McMurtry will be eligible to receive short-term and long-term incentive bonuses of up to 50% and 100% of his base salary, respectively, based on performance criteria approved by the Compensation Committee. In addition, under the proposed agreement, we will provide Mr. McMurtry with severance of 12 months of his annual salary, a prorated bonus for the year of his termination and 12 months of health benefits in the event we terminate Mr. McMurtry without cause or he resigns for good reason; provided, if he is terminated without cause or resigns for good reason within one year following a change of control of our Company, his severance will include 18 months times of his annual salary, 150% of his annual bonus, 18 months of health benefits and the immediate vesting of unvested equity awards.

Each of the foregoing amended and restated employment agreements included customary terms and conditions for agreements of such nature, including provisions for intellectual property assignment and confidentiality provisions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AQUA METALS, INC.

Dated: August 11, 2023	/s/ Judd Merrill
Judd Merrill
Chief Financial Officer